SENESCO, INC.
                               34 Chambers Street

                           Princeton, New Jersey 08542

                                                 July 12, 1999



Dr. John E. Thompson, Dean of Science
University of Waterloo
Waterloo, Ontario N2L 3G1
Canada

Dear Dr. Thompson:

     Reference is made to our discussions with respect to your rendering consulting services to us. In accordance with such discussions, we propose the following agreement between you as "CONSULTANT" and this company, Senesco, Inc. (hereinafter "COMPANY"). This agreement will supersede all previous consulting agreements entered between you and Senesco, Inc. or Senesco, LLC.

     1. For good and valuable consideration, the receipt of which is hereby acknowledged, CONSULTANT agrees to render consulting services in the field of controlling senescence in living cells, including the research, development, perfection and testing relative to said field of controlling senescence in living cells, such work being hereinafter referred to as the "Field of this Agreement."

     2. COMPANY, through its designated representatives, will request of the CONSULTANT exclusive consulting services in the Field of this Agreement, when needed, and CONSULTANT shall not undertake any competing assignments, and CONSULTANT agrees to use his best efforts to meet such requests. Such consulting services will be carried out at the University of Waterloo facilities at Waterloo, Ontario, CANADA, or elsewhere as may be agreed upon in writing by the parties.

     3. COMPANY will reimburse CONSULTANT at a rate of $3,000 per month plus disbursements. Such $3,000 is payable by the COMPANY at the beginning of each month (effective 5/1/99). For disbursements, CONSULTANT shall submit an invoice at the end of any month in which he incurs such expenses. Invoices so submitted shall be paid within fifteen (15 days) after receipt and approval by COMPANY.


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Dr. John E. Thompson
July 12, 1999
Page 2


     4. CONSULTANT agrees to keep confidential any technical information or data relating to the Field of this Agreement which is made available to him by COMPANY or which results from CONSULTANT's work for COMPANY; and CONSULTANT agrees that he will not disclose confidential information or data relating to the Field of this Agreement to others without COMPANY's prior written agreement.

     5. CONSULTANT agrees to promptly disclose to COMPANY any inventions or improvements made or conceived by him, either alone or jointly with others, during the term of this agreement or within one (1) year thereafter in the course of or as a result of work done hereunder, or as a result of information supplied to CONSULTANT, directly or indirectly, by COMPANY. CONSULTANT also agrees to assign to COMPANY the CONSULTANT's entire right, title and interest in and to any and all such inventions and improvements and to execute such documents as may be required to file applications and to obtain patents or improvements in the United States, Canada or in any other country or countries that COMPANY shall decide to file in. CONSULTANT warrants that he does not have any commitments to others under which he is obligated to assign to such others inventions or improvements, or right therein, in conflict with his obligations to COMPANY hereunder.

     6. CONSULTANT agrees that the consideration of Paragraph 1 hereunder is full and complete compensation for all obligations assumed by him hereunder and for all inventions, improvements and patent rights assigned under this agreement.

     7. CONSULTANT agrees that he will not, during the term of this agreement, perform consulting work for other in the Field of this Agreement, or in any related fields that are relevant to the field of controlling senescence in living cells, without the prior written approval of COMPANY.

     8. Any notices, payments or statements to be made under this agreement shall be made to CONSULTANT at the address to which this letter is directed, and to COMPANY (except for technical reports to be made to COMPANY's designated representative), at the above identified address, to the attention of Phillip Escaravage, President, or at such other latest address designated in writing by the parties for such purposes.


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Dr. John E. Thompson
July 12, 1999
Page 3


     9. It is understood and agreed that CONSULTANT will be serving under this agreement as an independent contractor and that the relationship of employer and employee shall not exist between COMPANY and CONSULTANT hereunder, and employee shall not exist between COMPANY and CONSULTANT hereunder, and CONSULTANT shall not be eligible to participate in any benefits extended by COMPANY to its employees.

     10. The obligations set forth in Paragraphs 4 and 5 above shall survive the termination of this agreement to the extent indicated therein.

     11. The term of this agreement shall be twenty-six (26) months, beginning May 1, 1999 and ending, June 30, 2001, and shall be automatically renewable for two additional three-year terms, unless either of the parties notifies the other with written notice (as provided in paragraph 8) within six (6) months of the end of the term.

     If you agree to the foregoing, please indicate your acceptance by signing below and returning same to us.

                                          Very truly Yours truly,

                                          SENESCO, INC.



                                          By: /s/ Phillip Escaravage
                                             -----------------------------------
                                             Name:  Phillip Escaravage
                                             Title: President




AGREED TO AND ACCEPTED:
This 15th day of July, 1999
     ----



   /s/ John E. Thompson
-----------------------
   Dr. John E. Thompson